Exhibit 99

NEWS RELEASE
April 28, 2017

Contact:	Clifford H. Chen	Telephone: (808) 543-7300
	Treasurer, Manager, Investor Relations & Strategic Planning	E-mail: ir@hei.com

AMERICAN SAVINGS BANK REPORTS FIRST QUARTER 2017 EARNINGS

2017 Net Income of $15.8 Million - Return on Assets of 0.98%
Solid Profitability In Line with Expectations

HONOLULU - American Savings Bank, F.S.B. (American), a wholly-owned subsidiary of Hawaiian Electric Industries, Inc. (HEI) (NYSE - HE) today reported net income of $15.8 million for the first quarter of 2017 compared to $16.2 million in the fourth, or linked, quarter of 2016 and $12.7 million in the first quarter of 2016.
“We are off to a strong start in 2017 as we continue to deliver for our customers and shareholders. Our first quarter results demonstrate strong core deposit growth, higher net interest income and margins, improved operating efficiency, and better asset quality metrics," said Richard Wacker, president and chief executive officer of American. "Total loans declined slightly, reflecting the completion and payoff of a large commercial real estate construction project and the resolution and payoff of a prior nonperforming commercial loan.”
    First quarter of 2017 net income of $15.8 million was $3.1 million higher than the first quarter of 2016 and $0.4 million lower than the fourth (linked) quarter of 2016.
Compared to the first quarter of 2016, the $3.1 million increase was primarily driven by $3 million (after-tax) higher net interest income mainly due to growth in the commercial real estate and consumer loan portfolios as well as the deployment of strong deposit growth into our investment portfolio.
Compared to the linked fourth quarter of 2016, the $0.4 million decrease was primarily driven by the following on an after-tax basis:

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Note: Amounts indicated as “after-tax” in this earnings release are based upon adjusting items for the composite statutory tax rate of 40% for the bank.

Hawaiian Electric Industries, Inc. • American Savings Bank, F.S.B.
April 28, 2017

•	$1 million higher net interest income driven mainly by higher yields in our investment portfolio and growth in our consumer portfolio; and

•	$1 million lower noninterest expense.
These increases were offset by the following on an after-tax basis:

•	$1 million higher provision for loan losses including additional reserves for a commercial real estate relationship in the first quarter of 2017; and

•	$1 million lower noninterest income primarily due to lower mortgage banking income as a result of a reduction in residential mortgage refinancing activity.
Net interest income (pretax) was $54.8 million in the first quarter of 2017, compared to $53.0 million in the linked quarter and $50.4 million in the prior year quarter. Net interest margin was 3.68% in the first quarter of 2017 compared to 3.59% in the linked quarter and 3.62% in the first quarter of 2016. The higher net interest margin was primarily attributable to higher yields on interest-earning assets.
The provision for loan losses (pretax) was $3.9 million in the first quarter of 2017 compared to $1.5 million in the linked quarter and $4.8 million in the first quarter of 2016. As previously mentioned, the increase from the linked quarter was primarily due to reserves for a commercial real estate relationship. The first quarter of 2017 net charge-off ratio was 0.29%, compared to 0.40% in the linked quarter and 0.21% in the prior year quarter. The fourth quarter of 2016 net charge-off ratio included charge-offs of specific commercial credits that had been previously individually reserved. Nonaccrual loans as a percent of total loans receivable held for investment dropped to 0.41% compared to 0.49% in the linked quarter and 1.01% in the prior year quarter.
Noninterest income (pretax) was $15.1 million in the first quarter of 2017 compared to $16.5 million in the linked quarter and $15.4 million in the prior year quarter, primarily attributable to the decline in mortgage banking activity.
Noninterest expense (pretax) was $41.9 million compared to $43.1 million in the linked quarter and $41.4 million in the first quarter of 2016.
Total loans were $4.7 billion at March 31, 2017 and included growth in the residential and consumer loan portfolio during the first quarter of 2017. The reduction in our exposure to national credits, a loan payoff connected with a completed construction project, and the resolution and payoff of a prior nonperforming

Hawaiian Electric Industries, Inc. • American Savings Bank, F.S.B.
April 28, 2017

commercial loan contributed to the 1.2% annualized decline in our loan portfolio in the first quarter of 2017.
Total deposits were $5.7 billion at March 31, 2017, an increase of $126 million or 9.1% annualized increase from December 31, 2016. Low-cost core deposits increased $140 million or 11.4% annualized increase from December 31, 2016. The average cost of funds was 0.20% for the first quarter of 2017 compared to 0.22% for the fourth quarter of 2016 and 0.23% for the first quarter of 2016.
    American’s return on average equity was 10.8% for the first quarter of 2017 compared to 11.1% in the linked quarter and 8.9% in the first quarter of 2016. Return on average assets was 0.98% for the first quarter of 2017, compared to 1.02% in the linked quarter and 0.84% in the same quarter last year. American’s solid results enabled it to pay dividends of $9.4 million to HEI while maintaining healthy capital levels -- leverage ratio of 8.5% and total capital ratio of 13.6% at March 31, 2017.

HEI EARNINGS RELEASE, HEI WEBCAST AND CONFERENCE CALL TO DISCUSS EARNINGS AND 2017 EPS GUIDANCE
Concurrent with American’s regulatory filing 30 days after the end of the quarter, American announced its first quarter 2017 financial results today. Please note that these reported results relate only to American and are not necessarily indicative of HEI’s consolidated financial results for the first quarter of 2017.
HEI plans to announce its first quarter 2017 consolidated financial results on Friday, May 5, 2017 and will conduct a webcast and conference call to discuss its consolidated earnings, including American’s earnings, and 2017 EPS guidance on Friday, May 5, 2017, at 8:00 a.m. Hawaii time (2:00 p.m. Eastern time).
Interested parties within the United States may listen to the conference by calling (844) 834-0652 and international parties may listen to the conference by calling (412) 317-5198. Parties may also listen to the conference by accessing the webcast on HEI’s website at www.hei.com under the heading “Investor Relations.”  HEI and Hawaiian Electric Company, Inc. (Hawaiian Electric) intend to continue to use HEI’s website as a means of disclosing additional information. Such disclosures will be included on HEI’s website in the Investor Relations section. Accordingly, investors should routinely monitor such portions of HEI’s website, in addition to following HEI’s, Hawaiian Electric’s and American’s press releases, HEI’s and Hawaiian Electric’s Securities and Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts. The information on HEI’s website is not incorporated by reference in this document or in HEI’s and

Hawaiian Electric Industries, Inc. • American Savings Bank, F.S.B.
April 28, 2017

Hawaiian Electric’s SEC filings unless, and except to the extent, specifically incorporated by reference. Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC. No information on the PUC website is incorporated by reference in this document or in HEI’s and Hawaiian Electric’s SEC filings.
An on-line replay of the May 5, 2017 webcast will be available on HEI’s website beginning about two hours after the event.  Replays of the conference call will also be available approximately two hours after the event through May 19, 2017 by dialing (877) 344-7529 or (412) 317-0088 and entering passcode: 10104146.
HEI supplies power to approximately 95% of Hawaii’s population through its electric utilities, Hawaiian Electric, Hawaii Electric Light Company, Inc. and Maui Electric Company, Limited and provides a wide array of banking and other financial services to consumers and businesses through American, one of Hawaii’s largest financial institutions.

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American Savings Bank, F.S.B.
STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended
(in thousands)	March 31, 2017	December 31, 2016	March 31, 2016
Interest and dividend income
Interest and fees on loans	$50,742	$51,203	$48,437
Interest and dividends on investment securities	6,980	4,965	5,017
Total interest and dividend income	57,722	56,168	53,454
Interest expense
Interest on deposit liabilities	2,103	2,013	1,592
Interest on other borrowings	816	1,172	1,485
Total interest expense	2,919	3,185	3,077
Net interest income	54,803	52,983	50,377
Provision for loan losses	3,907	1,497	4,766
Net interest income after provision for loan losses	50,896	51,486	45,611
Noninterest income
Fees from other financial services	5,610	5,585	5,499
Fee income on deposit liabilities	5,428	5,714	5,156
Fee income on other financial products	1,866	2,144	2,205
Bank-owned life insurance	983	1,017	998
Mortgage banking income	789	1,529	1,195
Other income, net	458	470	333
Total noninterest income	15,134	16,459	15,386
Noninterest expense
Compensation and employee benefits	23,237	22,920	22,434
Occupancy	4,154	4,077	4,138
Data processing	3,280	3,431	3,172
Services	2,360	2,961	2,911
Equipment	1,748	1,745	1,663
Office supplies, printing and postage	1,535	1,644	1,365
Marketing	517	982	861
FDIC insurance	728	839	884
Other expense	4,311	4,539	3,975
Total noninterest expense	41,870	43,138	41,403
Income before income taxes	24,160	24,807	19,594
Income taxes	8,347	8,590	6,921
Net income	$15,813	$16,217	$12,673
Comprehensive income	$16,648	$2,540	$20,310
OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	0.98	1.02	0.84
Return on average equity	10.82	11.09	8.89
Return on average tangible common equity	12.58	12.90	10.39
Net interest margin	3.68	3.59	3.62
Efficiency ratio	59.87	62.12	62.96
Net charge-offs to average loans outstanding	0.29	0.40	0.21
As of period end
Nonaccrual loans to loans receivable held for investment	0.41	0.49	1.01
Allowance for loan losses to loans outstanding	1.19	1.17	1.13
Tangible common equity to tangible assets	7.78	7.82	8.08
Tier-1 leverage ratio	8.5	8.6	8.7
Total capital ratio	13.6	13.4	13.2
Dividend paid to HEI (via ASB Hawaii, Inc.) ($ in millions)	$9.4	$9.0	$9.0
This information should be read in conjunction with the condensed consolidated financial statements and the notes thereto in HEI filings with the SEC. Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

American Savings Bank, F.S.B.
BALANCE SHEETS DATA
(Unaudited)

(in thousands)	March 31, 2017		December 31, 2016

Assets
Cash and due from banks		$125,901		$137,083
Interest-bearing deposits		94,573		52,128
Restricted cash		—		1,764
Available-for-sale investment securities, at fair value		1,228,922		1,105,182
Stock in Federal Home Loan Bank, at cost		11,706		11,218
Loans receivable held for investment		4,725,271		4,738,693
Allowance for loan losses		(55,997)		(55,533)
Net loans		4,669,274		4,683,160
Loans held for sale, at lower of cost or fair value		10,454		18,817
Other		336,626		329,815
Goodwill		82,190		82,190
Total assets		$6,559,646		$6,421,357
Liabilities and shareholder’s equity
Deposit liabilities–noninterest-bearing		$1,696,390		$1,639,051
Deposit liabilities–interest-bearing		3,978,700		3,909,878
Other borrowings		200,154		192,618
Other		98,223		101,635
Total liabilities		5,973,467		5,843,182
Common stock		1		1
Additional paid in capital		343,435		342,704
Retained earnings		264,381		257,943
Accumulated other comprehensive loss, net of tax benefits
Net unrealized losses on securities	$(7,708)		$(7,931)
Retirement benefit plans	(13,930)	(21,638)	(14,542)	(22,473)
Total shareholder’s equity		586,179		578,175
Total liabilities and shareholder’s equity		$6,559,646		$6,421,357

This information should be read in conjunction with the condensed consolidated financial statements and the notes thereto in HEI filings with the SEC.

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